                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              JUST LIKE HOME, INC.
                (Name of Registrant as Specified In Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:

            ------------------------------------------------------------------

        2)  Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ------------------------------------------------------------------

        4)  Proposed maximum aggregate value of transaction:

            ------------------------------------------------------------------


        5)  Total fee paid:

            ------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

            ------------------------------------------------------------------

        2)  Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------------

        3)  Filing Party:

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        4)  Date Filed:

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


                              JUST LIKE HOME, INC.
                          WILDEWOOD PROFESSIONAL PARK
                        3655 CORTEZ ROAD WEST, SUITE 110
                            BRADENTON, FLORIDA 34210
                           TELEPHONE: (941) 756-2555


Dear Shareholder:

         You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Just Like Home, Inc. on Friday, December 10, 1999, at 10:00 a.m. local time. The meeting will be held at the Tampa Airport Marriott, 1001
N. Westshore Boulevard, Tampa, Florida. The Board of Directors and management look forward to greeting those shareholders able to attend in person.

         At the meeting, you will be asked (1) to consider and elect eight directors to serve until the next Annual Meeting of Shareholders, (2) to consider an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock, (3) to consider a proposal to ratify a prior amendment to the Company's Articles of Incorporation creating a class of preferred stock that may be issued by the Board of Directors in one or more series, and (4) to consider a proposal to ratify the appointment of Templeton & Company, P.A., Royal Palm Beach, Florida, as the Company's independent auditors for 1999. Information about the business to be conducted at the meeting is set forth in the accompanying proxy statement, which you are urged to read carefully. During the meeting, I will review with you the affairs and progress of the Company during 1999 and numerous recent changes at the Company. Officers of the Company will be present to respond to questions from shareholders.

         The vote of every shareholder is important. The Board of Directors appreciates and encourages shareholder participation in the Company's affairs. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                       Sincerely,



                                       Robert C. Lohr
                                       Chairman and Chief Executive Officer


November 8, 1999

                              JUST LIKE HOME, INC.
                          WILDEWOOD PROFESSIONAL PARK
                        3655 CORTEZ ROAD WEST, SUITE 110
                            BRADENTON, FLORIDA 34210

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 10, 1999


         The Annual Meeting of Shareholders of Just Like Home, Inc. (the "Company") will be held at the Tampa Airport Marriott, 1001 N. Westshore Boulevard, Tampa, Florida on Friday, December 10, 1999, at 10:00 a.m., local time, for the following purposes:

         1. To elect eight directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 13,000,000 to 25,000,000;

         3. To consider and vote upon a proposal to ratify a prior amendment to the Company's Articles of Incorporation creating a class of preferred stock that may be issued by the Board of Directors in one or more series;

         4. To consider and act upon a proposal to ratify the appointment of Templeton & Company, P.A., Royal Palm Beach, Florida, as independent auditors of the Company for the year ending December 31, 1999; and

         5. To transact any other business as may properly come before the meeting.

         Shareholders of record as of the close of business on October 11, 1999, are entitled to vote at the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

         An annual report outlining the Company's operations during the year ended December 31, 1998, accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors,



                                          Elizabeth A. Conard, Secretary


November 8, 1999

                              JUST LIKE HOME, INC.
                          WILDEWOOD PROFESSIONAL PARK
                        3655 CORTEZ ROAD WEST, SUITE 110
                            BRADENTON, FLORIDA 34210
                           TELEPHONE: (941) 756-2555


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 10, 1999

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Just Like Home, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. local time on Friday, December 10, 1999 (the "Annual Meeting"), and at any and all adjournments thereof. The Annual Meeting will be held at the Tampa Airport Marriott, 1001 N. Westshore Boulevard, Tampa, Florida. The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to shareholders is November 8, 1999.

         Shares represented by each proxy, if properly executed and returned to the Company prior to the Annual Meeting, will be voted as directed, but if not otherwise specified, will be voted (1) for the nominees for directors named below, (2) in favor of the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock, (3) in favor of the proposal to ratify a prior amendment to the Articles of Incorporation creating a class of preferred stock that may be issued by the Board of Directors in one or more series, and (4) to ratify the appointment of Templeton & Company, P.A., Royal Palm Beach, Florida, as independent auditors, all as recommended by the Board of Directors. A shareholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by subsequently executing and delivering a new proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).


                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

         On October 11, 1999, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 12,319,397 shares of Common Stock of the Company. The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of Common Stock as of the record date is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the shareholders at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required to elect directors. The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required to approve or ratify the two proposals relating to amendments to the Company's Articles of Incorporation. The affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting is required to ratify the appointment of Templeton & Company, P.A., as independent auditors for the Company. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting and have the effect of a negative vote on the proposals to amend the Articles of Incorporation and to ratify the appointment of Templeton & Company, P.A. Broker non-votes have no effect on determining the outcome of the election of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of October 11, 1999, certain information with regard to the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power by the person indicated.

                                                                                          TOTAL                  PERCENT
                                                                                       BENEFICIAL                  OF
NAME OF BENEFICIAL OWNER                                                                OWNERSHIP                 CLASS
------------------------                                                                ---------                 -----
Robert C. Lohr..................................................................            3,340,200(1)           27.1
Elizabeth A. Conard.............................................................            2,475,000(2)           20.0
Ronald O. Braun.................................................................              250,000               2.0
Isidore Siegel..................................................................               20,000(3)              *
Michael W. Monahan, CPA.........................................................               42,500*                *
Bruce C. Baldwin................................................................              181,457               1.5
Raymond G. Smith................................................................              116,800                 *
Joseph J. Nichols, CPA..........................................................                    0                 0
All directors, nominees and executive officers as a group (8 persons)...........            4,025,957              32.7

----------------
*    Less than 1%.

(1) Includes 511,000 shares of Common Stock held directly by Mr. Lohr, 29,200 shares held by Periodot Enterprises, which is controlled by Mr. Lohr, and 2,800,000 shares over which Mr. Lohr has voting control under the voting agreements described below.

(2) Of the 2,475,000 shares, 2,400,000 shares are registered in the name of Mr. Lohr as voting trustee under the voting agreement described below. Beneficial economic ownership of 1,400,000 shares is held in a family limited partnership, beneficial economic ownership of 1,000,000 shares is held in a charitable remainder trust and beneficial economic ownership of 75,000 shares is owned individually. Ms. Conard has direct or indirect dispositive power over all 2,475,000 shares of Common Stock.

(3) Held by a family limited partnership of which Mr. Siegel is a general partner.

VOTING AGREEMENTS

         By Agreement dated April 23, 1999, Mrs. Conard agreed to transfer the 2,400,000 shares of Common Stock of the Company held by her to Mr. Lohr as voting trustee, thereby giving Mr. Lohr, as voting trustee, the right to vote those shares in his sole and absolute discretion in all matters coming before a meeting of the shareholders of the Company. The agreement with Mrs. Conard is effective until December 31, 2004. The agreement further provides that Mrs. Conard may sell shares of Common Stock subject to the agreement in accordance with SEC Rule 144 (which contains certain limitations on the number of shares that may be sold by Mrs. Conard in any three-month period).

         By Shareholder Agreement dated April 21, 1999, John F. Robenalt, the former Chief Executive Officer of the Company, granted to Mr. Lohr all of the voting rights with respect to all shares of Common Stock of the Company held by Mr. Robenalt or his wife. The Shareholder Agreement is effective until

December 31, 2003. Additionally, the Shareholder Agreement terminates if Mr. Lohr ceases to be the Chief Executive Officer of the Company at any time prior to July 1, 2000, or ceases to be the Chairman of the Board of Directors of the Company at any time thereafter. As of October 11, 1999, Mr. Robenalt and his affiliates own an aggregate of 400,000 shares of Common Stock, which are subject to the Shareholder Agreement with Mr. Lohr.

         The Shareholder Agreement with Mr. Robenalt does not restrict his ability to sell shares, and any shares sold will be transferred free and clear of the voting rights granted to Mr. Lohr. Additionally, Mr. Robenalt has granted certain rights of first refusal with respect to any shares of Common Stock that Mr. Robenalt proposes to sell.

         As a result of these agreements and his appointment as President and CEO of the Company, Mr. Lohr effectively acquired control of the Company as of April 30, 1999.


                         ITEM 1. ELECTION OF DIRECTORS

         At the Annual Meeting, the shareholders will elect eight directors to hold office for one-year terms ending at the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. It is anticipated that the names of the nominees listed below will be placed in nomination at the Annual Meeting to serve as directors and that the persons named in the proxy will vote for their election. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable.

         The nominees for directors of the Company, as well as certain information about them, are as follows:


NAME                                  AGE                     CURRENT POSITION
----                                  ---                     ----------------

Robert C. Lohr                         53                     Chairman of the Board and Chief
                                                              Executive Officer

Bruce C. Baldwin                       54                     Director

Ronald O. Braun                        55                     Director

Elizabeth A. Conard                    61                     Executive Vice President, Secretary
                                                              and Director

Michael W. Monahan, CPA                45                     Director

Joseph J. Nichols, CPA                 60                     Nominee for Director

Isidore Siegel                         81                     Director

Raymond G. Smith                       57                     Director


         The following is certain biographical information for each nominee for director.

         ROBERT C. LOHR became Chairman of the Board and Chief Executive Officer of the Company effective April 30, 1999. Mr. Lohr was elected to those positions as part of the commitment by Peridot

Enterprises, Inc. ("Peridot Enterprises"), a company controlled by Mr. Lohr, to invest up to $1,000,000 in the Company. Mr. Lohr's first assisted living business was started in a nursing facility in 1980. Since then Mr. Lohr has been involved in the operations of more than 40 assisted living residences and has opened newly-constructed facilities and facilities that were renovations of vacant schools, convents, private homes and historic hotels. Mr. Lohr founded Peridot Enterprises in 1991 to own, operate and consult in long-term care. Peridot Enterprises currently owns one nursing facility in Pennsylvania and five assisted living residences in Florida, in addition to its investment in Just Like Home. Mr. Lohr holds a Bachelor of Science degree from Slippery Rock University and a Master of Science degree and additional certifications from Duquesne University, and he is a licensed nursing home administrator (NHA). He has served three terms as the president of the Pennsylvania Health Care Association and is currently the chairman of the National Center for Assisted Living, the assisted living section of the American Health Care Association. He has been a featured speaker at various seminars across the country; and, most recently, he testified on behalf of the assisted living industry before the U.S. Senate's Subcommittee on Aging.

         BRUCE C. BALDWIN became a director of the Company in May 1999 with the election of Mr. Lohr to the Board. Mr. Baldwin is the President and Chief Executive Officer of Baldwin, Thomas and Associates, Inc., a health care management company, which owns three skilled nursing homes in Florida. His past experience includes Director of Operations for United Health Services, Inc., hospital administrator at the University of Virginia Medical Center, and nursing home administrator in the states of Florida and Virginia. Mr. Baldwin has also been active in the Florida Health Care Association and the American Health Care Association since 1980. He holds a Bachelor of Arts Degree from Randolph-Macon College and a Masters Degree in Hospital and Health Care Administration from the Medical College of Virginia.

         RONALD O. BRAUN became a director of the Company in April, 1997. Mr. Braun is an investment banker with U.S. Bancorp Piper Jaffray Inc., where he specializes in health care finance with an emphasis on long-term care projects for not-for-profit and proprietary clients. Prior to joining U.S. Bancorp Piper Jaffray Inc., Mr. Braun was a corporate Vice President of A.G. Edwards & Sons, Inc. for approximately eight years, where he concentrated primarily in the long-term care sector of the health care industry. Earlier in his career, he spent over seven years in health care administration as a Vice President of a 332-bed hospital.

         ELIZABETH A. CONARD has served as a director of the Company since it was organized. Ms. Conard served as President and Chief Operating Officer of the Company and its various subsidiaries from the dates they were formed until April 10, 1997. Since that date, Ms. Conard has served as an Executive Vice President of the Company and continues as the corporate Secretary and a director of the Company. Mrs. Conard has over 20 years experience in the ownership and operation of retirement communities, including independent and congregate facilities, assisted living, dementia units and nursing homes. Mrs. Conard serves on the Florida Health Care Association Board of Directors and has served four years as the state Assisted Living Vice Chairman. She was the Assisted Living Vice Chairman of the American Health Care Association's
National Center for Assisted Living for the past two years. Mrs. Conard conducts seminars and workshops and is a frequent speaker at state and national conventions in Assisted Living.

         MICHAEL W. MONAHAN, CPA, served as Treasurer and Chief Financial Officer of the Company from April 1997, until August 1998. From July 1996 to August 1998, Mr. Monahan was also Treasurer and Chief Financial Officer of Community Assisted Living Centers, Inc., which the Company acquired by merger on April 10, 1997. Prior to joining Community Assisted Living Centers, Inc., Mr. Monahan had been engaged in public accounting, including serving as senior audit manager with a Big 6 firm, a partner in a smaller regional firm, and a shareholder in a Sarasota-area firm. Mr. Monahan resigned as the Treasurer and Chief Financial Officer of the Company in August 1998, at which time he returned to private practice in his own CPA firm. In May 1999, Mr. Monahan was elected to the Board of Directors as part of the investment in the Company by Mr. Lohr and his affiliates, and continues to work with the Company on a consulting basis in connection with certain ongoing financial and reporting matters and as agreed to on special projects.

         JOSEPH J. NICHOLS, CPA, is a nominee for director. Mr. Nichols graduated from Siena College with a B.A. in Accounting. From 1960-1978 he was in public accounting and became a partner in an accounting firm that specialized in health care. In 1978, Mr. Nichols purchased a 50% interest in Hallmark Nursing Centre, Inc., a seven-facility chain of nursing homes in New York State. He is currently the Vice President and Treasurer of that corporation. He is a Past President of the New York State Health Facilities Association, a past member of the Executive Committee and Past Chairman of the Payment Committee. He remains very active in all state association matters. He was also a Past Chairman of the American Health Care Association's Payment Committee and has served on several committees.

         ISIDORE SIEGEL is a retired attorney. Mr. Siegel was named Acting
Chief Executive Officer and Chairman of the Board effective March 25, 1999, when Daniel D. Levitan resigned as Chairman of the Board and Chief Executive Officer of the Company, and Darryl R. Callahan resigned as President of the Company.
Mr. Levitan assumed the positions of Chairman of the Board and CEO of the Company effective September 28, 1998, in anticipation of an equity investment in the Company by an investor group led by Mr. Levitan. Neither Mr. Levitan nor any group associated with him ever made an equity investment in the Company. Effective April 30, 1999, Mr. Siegel stepped aside as Acting Chief Executive Officer and Chairman of the Board. Mr. Siegel has served as a member of the Board of Directors since 1995. Until July, 1990, Mr. Siegel was a senior partner with the law firm of Siegel & Godt in Garden City, New York. Until
June, 1994, Mr. Siegel served as corporate secretary of Weldotron Corporation, an AMEX listed company engaged in the manufacture and sale of stretch and shrink packaging machinery. Mr. Siegel also served as a director of that company until April, 1993. At various times, Mr. Siegel has also been a developer, owner and operator of nursing homes. During the late 1960s, Mr. Siegel developed and owned two nursing homes, and from the mid-1970s to 1990, Mr. Siegel developed, owned and operated two other nursing homes. Mr. Siegel is currently a part owner in four nursing home facilities.

         RAYMOND G. SMITH became a director of the Company in May 1999 with the election of Mr. Lohr to the Board. Mr. Smith has served as Vice President and General Manager of Ranbar Electrical Materials, Inc. since 1995, where he is responsible for all facets of managing this specialty chemical company. His career encompasses more than 25 years of experience in a variety of business enterprises, including as an executive with Westinghouse Electric Corporation, and management responsibility in manufacturing, marketing/sales, strategic planning quality and technology. Mr. Smith received his BA in Economics from UCLA and his MBA from the University of Pittsburgh.

                  THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR
             THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

BOARD MEETINGS AND COMMITTEES

         The Company's Board of Directors met 10 times in person or by telephone in 1998. All continuing directors of the Company participated in all of those meetings.

         The Company pays its non-employee directors a fee of $2,500 per quarter plus $500 per Board meeting attended and $250 per telephonic Board meeting. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in attending those meetings.

         The Company's Compensation Committee met one time in 1998. The Compensation Committee is responsible for reviews and approves the compensation policies and practices of the Company, establishes compensation for directors and the Chief Executive Officer, and reviews and approves compensation of other executive officers of the Company, and approves major changes in the Company's benefit plans.

         The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the accounting and financial reporting practices of the Company and in addressing the scope and expense of audit and related services provided by the Company's independent auditors. The Audit Committee did not meet in 1998. The Company does not have a Nominating Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based upon the Company's review of Forms 3, 4 and 5 filed by directors, officers and beneficial owners of more than 10% of the Common Stock of the Company with respect to calendar year 1998, the Company has determined that Daniel Levitan (who served as a director and officer of the Company during the last four months of 1998) or Darryl Callahan (who served as President of the Company during the last four months of 1998) filed an initial statement of beneficial ownership of securities in the Company on Form 3 after each was named an officer or director of the Company. The Company does not believe that either Mr. Levitan or Mr. Callahan ever held any Common Stock of the Company or any derivative securities to acquire Common Stock of the Company at any time in 1998 or in 1999 prior to the termination of their relationships with the Company.


                             EXECUTIVE COMPENSATION

         The following table sets forth the cash and other compensation paid in 1996, 1997 and 1998 to the Chief Executive Officers of the Company during those three years. No other executive officer of the Company earned in excess of $100,000 in 1996, 1997 or 1998.

                           SUMMARY COMPENSATION TABLE


                                                ANNUAL COMPENSATION
                                                                OTHER ANNUAL          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY     BONUS     COMPENSATION        COMPENSATION(1)
---------------------------     ----       ------     -----     ------------        ---------------

Daniel D. Levitan(2)            1998      $36,000      -0-          -0-                    -0-
John F. Robenalt(2)             1998       59,371      -0-          -0-                    -0-
                                1997       30,000      -0-          -0-                    -0-
Richard T. Conard, M.D.(3)      1997       75,000      -0-          -0-                 $3,500
                                1996       75,000      -0-          -0-                  6,000

--------------

(1)  Consists of automobile allowance.
(2) Mr. Levitan replaced Mr. Robenalt as Chief Executive Officer of the Company in September 1998.
(3) Mr. Robenalt replaced Dr. Conard as Chief Executive Officer of the Company on April 10, 1997.

         No stock options, stock appreciation rights or similar stock-based benefits were granted or issued to any of the named persons in 1996, 1997 or 1998, and no executive officer of the Company, including the named persons, presently holds any stock options or stock appreciation rights or similar stock-based compensation arrangements.

                               EXECUTIVE OFFICERS

         Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company are Robert C. Lohr, Chairman of the Board and Chief Executive Officer of the Company, and Elizabeth A. Conard, Executive Vice President and Secretary of the Company. Information is provided under the heading "Election of Directors" above, for Mr. Lohr and Ms. Conard.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time since 1987, Elizabeth A. Conard has made loans to the Company to support its operations. The Company has repaid only a portion of those loans. At December 31, 1998, the total amount of the loans, including interest, was $238,839. The loans bear interest at 10% per annum, payable monthly and the principal is payable in installments beginning in September 1998.


                        ITEM 2. PROPOSAL TO INCREASE THE
                       COMPANY'S AUTHORIZED COMMON STOCK

         The Company is currently authorized to issue 13,000,000 shares of common stock, par value $.001 per share. The Company's Board of Directors recommends that the Company's shareholders approve an amendment (the "Amendment") to the Company's Articles of Incorporation that would increase the authorized shares of the Company's Common Stock from 13,000,000 shares to 25,000,000 shares. If the Amendment is approved by the Company's shareholders,
ARTICLE IV of the Company's Articles of Incorporation, as amended, will read as set forth in EXHIBIT A hereto.

         The Company proposes to increase the number of authorized shares of its Common Stock to 25,000,000 shares to provide additional shares for general corporate purposes, including raising additional capital, issuances pursuant to employee stock and option plans and possible future acquisitions. There are no present plans, understandings or agreements, however, for issuing shares of Common Stock from the additional shares of stock proposed to be authorized pursuant to the Amendment. The Board of Directors believes that an increase in the total number of shares of authorized Common Stock will better enable the Company to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities. The proposed increase will also provide additional shares for corporate purposes generally.

         The Company's issuance of shares of Common Stock, including the additional shares that will be authorized if the proposed Amendment is adopted, may dilute the present equity ownership position of current holders of Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws.

         The Board of Directors believes that, as proposed, the approval of the Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the Amendment by the holders of a majority of the Company's outstanding shares of Common Stock.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
 THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE
                  COMPANY'S AUTHORIZED SHARES OF COMMON STOCK.

                  ITEM 3. PROPOSAL TO RATIFY A 1995 AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                      TO CREATE A CLASS OF PREFERRED STOCK

         The Company's Board of Directors recommends that the Company's shareholders ratify a 1995 amendment (the "1995 Amendment") to the Company's Articles of Incorporation that created a new class of preferred stock consisting of 2,000,000 shares. The Company's records reflect that the 1995 Amendment was adopted at a special meeting of the shareholders on December 8, 1995. No proxies were solicited by the Company in connection with that meeting. Because of certain legal concerns regarding the documentation of actions by the shareholders at that December 8, 1995 meeting, the Board of Directors is recommending that the 1995 Amendment be ratified by the shareholders at the 1999 Annual Meeting. The 1995 Amendment amended ARTICLE IV of the Company's Articles of Incorporation, as amended, will read in its entirety as set forth in EXHIBIT A attached hereto (except that the authorized Common Stock as of the date the 1995 Amendment was adopted was 13,000,000 shares, which number is proposed to be increased as set forth in Item 2 above).

         The preferred stock could be issued at any time in one or more series by resolution of the Board of Directors. The authorizing resolution of the Board of Directors would determine and fix the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of the preferred stock, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the full extent permitted by the Florida General Corporation Act. Unless an authorizing resolution provides otherwise, no vote of the shareholders of any series of common or preferred stock would be required to issue any series of the preferred stock authorized by the 1995 Amendment.

         If the 1995 Amendment is ratified, the voting, dividend and liquidation rights of the holders of the Common Stock would be subject to and qualified by the rights of the holders of any series of preferred stock designated by the Board of Directors. Similarly, the dividends, if any, declared and paid on the Common Stock as and when determined by the Board of Directors would be subject to any preferential dividend rights of any then outstanding series of preferred stock, and upon the dissolution or liquidation of the Company, holders of Common Stock would be entitled to receive all assets of the Company available for distribution to its shareholders, subject to any rights of any then outstanding series of preferred stock.

         The Company proposes to ratify the 1995 Amendment to ARTICLE IV creating a class of preferred stock consisting of 2,000,000 shares to provide an additional class of capital stock that could be issued in one or more series by the Board of Directors for general corporate purposes, including raising additional capital and possible future acquisitions. The Company has no present plans to create any series of preferred stock or to issue any shares of preferred stock. The Board of Directors believes that the creation of the preferred stock will better enable the Company to meet its future needs, and give the Board of Directors greater flexibility in responding quickly to advantageous business opportunities. A new series of preferred stock could be created by the Board of Directors without any further action or consent by the shareholders (other than ratification of the 1995 Amendment), and could be issued by the Company in a registered public offering or a private placement.

         The 2,000,000 shares of authorized but unissued preferred stock that would become available if the 1995 Amendment is ratified could be used to make a change in control of the Company more difficult and expensive, even if the proposed transaction were in the best interest of the shareholders of the Company. Under certain circumstances, the preferred stock could be used to create impediments or to frustrate persons seeking to cause a takeover or to otherwise gain control of the Company. The 1995 Amendment is not proposed as a result of the management's knowledge of any specific effort to accumulate Common Stock of the Company or to obtain control of the Company. The Company does not have any present plans to adopt any other "anti-takeover" measures or to propose to the shareholders any other changes to its governance or structure that might have an anti-takeover effect.

         The Company's potential issuance of up to 2,000,000 shares of preferred stock could dilute the present equity ownership position or voting rights of the current holders of Common Stock and could be made without shareholder approval.

         The Board of Directors believes that, as proposed, the ratification of the 1995 Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the ratification of the 1995 Amendment by the holders of a majority of the Company's outstanding shares of Common Stock.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
       THE PROPOSAL TO RATIFY A 1995 AMENDMENT TO THE COMPANY'S ARTICLES
           OF INCORPORATION CREATING A NEW CLASS OF PREFERRED STOCK.


                        ITEM 4. APPOINTMENT OF AUDITORS

         At the Annual Meeting, a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Templeton & Company, P.A., independent certified public accountants, as auditors of the Company and its subsidiaries for the year ending December 31, 1999. Templeton & Company, P.A. has examined the accounts of the Company for calendar year 1998.

         Representatives of Templeton & Company, P.A. are expected to be present at the Annual Meeting of Shareholders on December 10, 1999, with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
              THE PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS.


                           2000 SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in 2000 must be received by the Secretary of the Company, at Just Like Home, Inc., 3655 Cortez Road West, Suite 110, Bradenton, Florida 34210, no later than January 31, 2000, to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting.


                              FINANCIAL STATEMENTS

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, is enclosed with this Proxy Statement.

                                 OTHER MATTERS

         The Board of Directors is not aware of any matter which will be presented for action at the Annual Meeting other than the matters set forth herein. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Elizabeth A. Conard, Secretary

Bradenton, Florida
November 8, 1999

                                   EXHIBIT A


         ARTICLE IV as proposed to be amended (and as amended by the 1995 Amendment, which shareholders are being asked to ratify) will read in its entirety as follows:

                                   ARTICLE IV
                                 CAPITAL STOCK

                  Shares Authorized. The aggregate number of shares of stock which this corporation shall have authority to issue shall be twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be Common Stock, each with a par value of $.001, and two million (2,000,000) shares shall be Preferred Stock, each with a par value of $.01.

                          A. Preferred Stock. Shares of Preferred Stock may be issued from time to time, in one or more series, with such designations, assigned values, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the state of Florida in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series.

                          Except as limited elsewhere in this Article IV, the
                  rights, preferences and privileges of the shares in any series shall be determined by the Board of Directors who shall have the power to decide on the following terms:

                          (a) whether the shares of Preferred Stock shall be
                  participating;

                          (b) the dividend rate or rates, if any, on the shares
                  of Preferred Stock and the relation which dividends of preferred stock shall bear to the dividends payable on any other class or classes of another series of any class or classes of capital stock of the corporation;

                          (c) the terms and conditions upon which and the
                  periods in respect to which any such dividends shall be payable;

                          (d) whether and upon what conditions any dividends of
                  Preferred Stock shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                          (e) whether the shares shall be limited in dividends,
                  if any, or whether they shall participate in dividends over and above the dividend rate, if any, provided for the shares;

                          (f) whether any such dividends shall be payable in
                  cash, in shares of such series, in shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, or in other property, or in more than one of the foregoing;

                          (g) whether the shares of Preferred Stock shall be
                  redeemable or callable, the limitations and restrictions with respect to such redemption or call, the time or times of redemption, and the price or prices (which may be greater than par value at which and the manner in which shares shall be redeemable or callable, including the manner of selecting shares for redemption if less than all shares are to be redeemed or called;

                          (h) whether the shares of Preferred Stock shall be
                  subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions the purchase, retirement or sinking fund shall be cumulative or non-cumulative, and the extent to which and the manner in which the fund shall be applied to the purchase or redemption of the shares for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                          (i) the terms on which Preferred Stock shall be
                  convertible into or exchangeable for shares of any other class or classes of capital stock of the corporation, and the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

                          (j) the extent to which holders of Preferred Stock
                  shall be entitled to vote generally with respect to matters relating to the corporation and the matters on which the holders of Preferred Stock shall be entitled to vote as a class;

                          (k) the preferences in respect to the assets of the
                  corporation upon liquidation or winding up of the corporation including the amount (which may be greater than par value) payable to holders of Preferred Stock before any amount is payable to holders of Common Stock; and

                          (l) any other preferences, privileges and powers, and
                  relative, participating, optional or other special rights and qualifications of or limitations or restrictions that the Board of Directors may deem advisable, provided they are not inconsistent with the provisions of these Articles of Incorporation.

                          All shares of Preferred Stock shall be of equal rank,
                  and shall be identical in all respects except in respect of the particulars that may be fixed by the Board of Directors as herein above provided. All shares of each series shall be identical in all respects.

                          B.  Common Stock

                          (a) Whenever cash dividends upon the Preferred Stock
                  at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full for all past dividend periods or declared and set apart for payment, such dividends, payable in cash, stock or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors, and paid from time to time to the holders of Common Stock out of the remaining net profit or surplus of the corporation.

                          (b) In the event of any liquidation, dissolution or
                  winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Stock of the full amounts to which they shall be entitled, as provided by the Board of Directors in the resolution or resolutions by which it authorizes the issuance of such stock, shall be divided and distributed among the holders of the Common Stock according to their respective shares.


                                     * * *

                              JUST LIKE HOME, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                               FOR ANNUAL MEETING
                               DECEMBER 10, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JUST LIKE HOME, INC.

The undersigned hereby appoints Robert C. Lohr as proxy with full power of substitution to vote all shares of Common Stock of Just Like Home, Inc. of record in the name of the undersigned at the close of business on October 11, 1999, at the Annual Meeting of Shareholders of Just Like Home, Inc. to be held on December 10, 1999, or at any adjournment or adjournments, hereby revoking all former proxies.

1. Election of Directors:

   Bruce C. Baldwin, Ronald O. Braun, Elizabeth A. Conard, Michael W. Monahan, Isidore Siegel, Raymond G. Smith

2. Approval of amendment to the Company's Articles of Incorporation to increase number of authorized shares of Common Stock from 13,000,000 to 25,000,000 shares.

3. Ratification of 1995 amendment to the Company's Articles of Incorporation creating a class of preferred stock that may be issued by the Board of Directors in one or more series.

4. Ratification of appointment of Templeton & Company, P.A., as independent auditors.

                                      BACK

1. Election of Directors:  FOR ALL NOMINEES [ ]    WITHHOLD FOR ALL NOMINEES [ ]
   To withhold authority for a nominee, fill in his/her name here: _____________

2. Approval of Amendment to increase    FOR [ ]    AGAINST [ ]     ABSTAIN [ ]
   authorized shares of Common Stock:

3. Ratify 1995 Amendment creating       FOR [ ]    AGAINST [ ]     ABSTAIN [ ]
   a class of Preferred Stock:

4. Ratification of Auditors:            FOR [ ]    AGAINST [ ]     ABSTAIN [ ]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), (3) AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THOSE PROPOSALS IF NO SPECIFICATION IS MADE.


                                      Dated:  ___________________________, 1999.


                                      __________________________________________

                                      Please sign name(s) exactly as shown at
                                      left. When signing as executor,
                                      administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.